Exhibit 99.1

ImmuCell
NOT FOR RELEASE:
ImmuCell Corporation Announces Closing of $3.5 Million Private Placement of Common Stock
Contact:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

PORTLAND, Maine – October 21, 2016 – ImmuCell Corporation (NasdaqCM: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve health and productivity in the dairy and beef industries, today announced the closing of a previously announced private placement of 659,880 shares of common stock to nineteen investors at a price of $5.25 per share (the “Offering”).
Craig-Hallum Capital Group LLC acted as exclusive placement agent in connection with the Offering.
The net proceeds from the Offering are approximately $3.2 million, after deducting placement agent fees and other estimated expenses incurred in connection with the Offering. No warrants were offered in connection with this transaction.
This Offering supplements an equity financing that was completed earlier in the year. The increased level of capital - together with cash flow from operations, a previously announced credit facility and possibly some incremental bank debt - is expected to be invested in construction of the Company’s pharmaceutical facility to produce Nisin, the active ingredient in Mast Out®. The estimated capital expenditure budget for this project is $20 million. Any sales of Mast Out® are subject to approval of the Company’s New Animal Drug Application by the U.S. Food and Drug Administration.
“We broke ground for construction of our Nisin facility at the end of the third quarter,” commented Michael F. Brigham, President and CEO. “We aim to improve the way that mastitis is treated in the dairy industry by offering a product that is an alternative to traditional antibiotics and can be administered without a milk discard requirement, making the treatment of subclinical infections economically feasible.”

In connection with the Offering, the Company entered into a Registration Rights Agreement pursuant to which it agreed to file a registration statement with the Securities and Exchange Commission relating to the offering and sale by the holders of the shares issued in the Offering within 30 days and to use commercially reasonable efforts to cause such registration statement to be declared effective within 90 days.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About ImmuCell
ImmuCell Corporation's (NasdaqCM: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.
Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce Nisin (the active pharmaceutical ingredient) for Mast Out ®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce Nisin for Mast Out ®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.